UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 9, 2007
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CELSIA TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)
Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2007, Joe Formichelli was appointed Executive Vice President and Interim CEO of Celsia Technologies, Inc. (the “Company”) and was delegated all authority previously held by Hakan Wretsell as President and Chief Executive Officer of the Company. The Company is currently in discussions with Mr. Wretsell concerning his separation from the Company. Mr. Formichelli, age 65, is a senior partner at Core Strategies, Inc., a management consultancy. Prior to joining Core Strategies, Inc., Mr. Formichelli served as the executive vice president and general manager of Toshiba’s computer systems group, where he oversaw the U.S., Latin America and South America business. Prior to his experience at Toshiba, Mr. Formichelli served as vice president of operations for the IBM PC company and as vice president and general manager responsible for the ThinkPad line of notebook computers. The Company has agreed to compensate Mr. Formichelli at a rate of $20,000 per month for his services to the Company.

On August 9, 2007, Jorge Fernandez was appointed Treasurer and Executive Vice President and Interim CFO of the Company, and was delegated all authority previously held by Michael Karpheden as Chief Financial Officer, Chief Operating Officer and Secretary of the Company. Mr. Karpheden resigned from all positions held at the Company and its subsidiaries on August 14, 2007. Mr. Fernandez, age 32, has served as Corporate Controller of the Company since October, 2005. Prior to joining the Company, Mr. Fernandez served as the Finance Director for Tiger Direct (NYSE: SYX), a Fortune 1000 computer and electronics retailer, served as Finance Director-Latin America for PRG-Schultz (NASDAQ: PRGX), an accounts payable recovery audit services firm and held the position of VP Finance for Fiera Group, an e-commerce startup in Latin America. Mr. Fernandez began his career as part of the assurance practice at Arthur Andersen LLP, where he managed audit engagements in South Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2007                      CELSIA TECHNOLOGIES, INC.

By: /s/ Jorge Fernandez
Name: Jorge Fernandez
Its: Executive Vice President